ANAVEX APPOINTS DR. JEFFREY CUMMINGS TO ITS
SCIENTIFIC ADVISORY BOARD

Hoboken, NJ – March 1, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the appointment of Dr. Jeffrey Cummings to the Scientific Advisory Board as a clinical expert. The Scientific Advisory Board works closely with the company to support development of the Anavex product pipeline, including its lead compound ANAVEX 2-73, which is being studied for Alzheimer’s disease and is scheduled to enter Phase I clinical trials shortly. Dr. Cummings is the third clinical expert serving on the Anavex Scientific Advisory Board, alongside Drs. Paul Aisen and Rachelle Doody.

Dr. Cummings is Professor of Neurotherapeutics and Drug Development in the Neurological Institute, Cleveland Clinic and Director of the Cleveland Clinic Lou Ruvo Center for Brain Health, Las Vegas, Nevada and Cleveland, Ohio. Dr. Cummings was formerly the Augustus S. Rose Professor of Neurology and Professor of Psychiatry and Biobehavioral Sciences at the David Geffen School of Medicine at UCLA, Los Angeles, California. He was Director of the Mary S. Easton Center for Alzheimer’s Disease Research and Director of the Deane F. Johnson Center for Neurotherapeutics at UCLA. Dr. Cummings has expertise in neuropsychiatric assessment, outcomes in clinical trials, clinical trial design and analysis, and global clinical trials and is an experienced consultant to industry.

Dr. Cummings has authored more than 500 peer-reviewed papers and 30 books on Alzheimer’s disease, neuropsychiatry, and clinical trials. He is a member of the Alzheimer’s Disease Cooperative Study (ADCS), the National Institute of Neurological Disorders and Stroke (NINDS) Neuroprotection Exploratory Trials in Parkinson’s Disease (NET-PD) oversight committee, American College of Neuropsychopharmacology, American Society for Experimental Neurotherapeutics, American Academy of Neurology, American Neurologic Association, American Neuropsychiatric Association (past president), Behavioral Neurology Society (past president), and the American Association of Geriatric Psychiatry (honorary member). .

Dr. Cummings graduated magna cum laude from the University of Wyoming, Laramie and obtained his M.D. degree (with thesis) from the University of Washington, Seattle. He completed internship at Hartford Hospital in Hartford, Connecticut and did his neurology residency at Boston University, Boston, Massachusetts. He had his specialty training in Behavioral Neurology at Boston University and pursued advanced studies in neuropsychiatry and neuropathology at the National Hospital for Nervous Diseases, Queen Square, London. Among many other awards, Dr. Cummings received the 2010 Distinguished Scientist Award from the American Association of Geriatric Psychiatry and the Ronald and Nancy Reagan Research Award from the National Alzheimer’s Association (2008), the Research Award from the John Douglas French Alzheimer’s Research Foundation (2008) and the Henderson Award of the American Geriatric Society (2005). Dr. Cummings’ interests embrace the neuropsychiatry of neurologic disorders, biomarkers for neurodegenerative diseases, and clinical trials and drug development for neurologic diseases.

“We are honored that Dr. Cummings has joined our Scientific Advisory Board, in addition to Drs. Aisen and Doody. All three are highly respected key opinion leaders in Alzheimer’s disease. Dr. Cummings’ extensive knowledge and expertise in drug development, biomarkers and clinical trials in Alzheimer’s disease will be instrumental in supporting our clinical development plans,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“I am excited to join the Anavex Scientific Advisory Board. It is my strong desire to see new and promising drugs move along the development path in Alzheimer’s disease and I believe ANAVEX 2-73, with its unique mechanism of action, may be a promising drug. The traditional beta-amyloid approach may be losing ground and with ANAVEX 2-73 we will explore a different treatment approach, which has interesting data to date,” said Dr. Cummings.

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association an estimated 5.3 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. By 2050, between 11 million and 16 million Americans over 65 are expected to have Alzheimer’s disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 is scheduled to enter Phase I clinical trials shortly; that Dr. Cummings’ contributions in the development of ANAVEX 2-73 will be of great importance; that ANAVEX 2-73 will have an impact on the disease process and treatment in patients and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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